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                                                                     EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

E-Z Serve Convenience Stores, Inc. - a Delaware corporation
E-Z Serve Petroleum Marketing Company - a Delaware corporation ("EZPET")
E-Z Serve Petroleum Marketing Company of California - a California corporation and wholly-owned subsidiary of EZPET